Exhibit 10.19

LOAN AGREEMENT

THIS AGREEMENT is made as of the 1st day of May, 2008, by and between ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”) and IMAGE SENSING SYSTEMS, INC., a Minnesota corporation (“Borrower”).

RECITALS:

i.         Borrower has requested that the Bank provide a revolving line of credit not exceeding $5,000,000.00 and a term loan in the amount of $3,000,000, as hereinafter provided.

ii.         Bank is willing to agree to the foregoing request of the Borrower but only on the terms and conditions set forth herein and in reliance on the warranties and representations of the Borrower contained herein.

AGREEMENTS:

NOW, THEREFORE, the parties hereto agree as follows:

1.         LINE OF CREDIT. Bank agrees to extend to the Borrower a revolving line of credit (the “Line of Credit”) on the terms and conditions hereinafter set forth in this Agreement.

A.        The sum of (i) outstanding principal balance of the Line of Credit plus (ii) the sum of the aggregate amount which may be drawn under all letters of credit issued by the Bank for the account of Borrower (the “Credits”) outstanding at any time plus the aggregate amount of all outstanding drafts accepted by the Bank pursuant to Credits so issued (such sum being the “Aggregate Outstanding Line Amount”) shall never exceed the lesser of (a) the sum of $5,000,000.00 and (b) at any time that the Aggregate Outstanding Line Amount shall be greater than $2,000,0000.00 the then applicable amount of the Borrowing Base. The Borrowing Base determined at any time shall be an amount calculated at such time as the sum of (i) 80% of the amount then owing Borrower on its Qualified Accounts, (ii) 80% of the amount then owing Borrower on its Qualified Royalties, and (iii) 50% of the par value of Borrower’s Qualified Auction Rate Securities.

1.          The term “Qualified Account” shall mean an account owing to the Borrower which meets the following specifications:

a.           It arose from a bona fide sale of goods which have been delivered or shipped to the account debtor and for which Borrower has genuine invoices, shipping documents or receipts.

b.          It is payable not more than 30 days from the date of performance of delivery of the goods, and is not more than 90 days past due.

c.         It is genuine and enforceable against the account debtor for the amount shown as owing in the statements furnished by Borrower to Bank. It and the transaction out of which it arose comply with all applicable laws and regulations. It is not subject to any set-off, credit, allowance or adjustment, except discount for prompt payment, nor has the account debtor returned the goods or disputed its liability.

d.         Borrower has no notice or knowledge of anything which might materially and adversely impair the credit standing of the account debtor.

e.         Bank has not notified Borrower in writing that the account or account debtor is unsatisfactory and stating the reasons for such determination.

f.         It does not arise from sales to companies or individuals affiliated with Borrower.

g.         It is not subject to any security interests other than Bank’s security interest.

h.         Collection is enforceable in the United States of America.

i.         It is not owing by an account debtor (i) whose obligations on all its accounts payable to Borrower equal or exceed $600,000.00 and (ii) 25% or more of whose accounts payable to Borrower are more than 90 days past due.

2.         The term “Qualified Royalties” shall mean the royalties owing to the Borrower by Econolite Control Products, Inc. (“Econolite”) with respect to sales of the Autoscope system and which meet the following specifications:

a.         It arose pursuant to a written royalty agreement between Borrower and Econolite.

b.         It is genuine and enforceable against Econolite for the amount shown as owing in the statements furnished by Borrower to Bank. It and the transaction out of which it arose comply with all applicable laws and regulations. It is not subject to any set-off, credit, allowance or adjustment, except discount for prompt payment, nor has Econolite disputed its liability.

c.         Payment of the amount shown as owing in the statements furnished by Borrower to Bank is not more than 120 days past due.

d.         Borrower has no notice or knowledge of anything which might materially and adversely impair the credit standing of Econolite.

e.         It is not subject to any security interests other than Bank’s security interest.

f.         Collection from Econolite is enforceable in the United States of America.

3.         The term “Qualified Auction Rate Securities” shall mean only those auction rate securities owned by Borrower as of the date hereof and (i) which are maintained in securities accounts at UBS Financial Services, Inc. or Credit Suisse Securities (USA) LLC, (ii) which are rated at least AAA by a major national credit rating company, and (iii) in which the Bank shall have a perfected first security interest.

B.        The interest rate on the outstanding balance of the Line of Credit shall be an annual rate equal to the greater of (i) 4.5% or (ii) sum of 2.75% plus the one-month LIBOR Rate (as defined below). The initial one-month LIBOR Rate shall be that one-month LIBOR Rate in effect on the first business day of the month in which this Agreement is dated. The one-month LIBOR Rate shall be reset on the first day of each succeeding month thereafter (each a “Determination Date”). The term "LIBOR Rate" means, the per annum rate in the Money Rates column or section of The Wall Street Journal (Midwest Edition) as the London Interbank Offered Rates (LIBOR) for loans of one month maturities as of the first Business Day of each month, and the LIBOR Rate shall change on the first Business Day of each month. If The Wall Street Journal ceases publication of the LIBOR Rate, the LIBOR Rate shall be determined by the Bank from such other source as the Bank reasonably selects. If the LIBOR Rate is not readily available to the Bank from another source, the Bank shall have the right to choose a reasonably comparable index. If The Wall Street Journal or the replacement source publishes: (1) more than one LIBOR Rate, the higher or highest of the rates shall apply; or (2) a retraction or correction of a previously published LIBOR Rate, the LIBOR Rate reported in the retraction or correction shall apply. The determination of the LIBOR Rate shall be made by the Bank in its sole judgment and such determination shall be binding and conclusive on Borrower.

1.         Upon the occurrence of and during the continuance of an Event of Default (as defined herein) and after the Line Maturity Date (as defined herein), interest on the Line of Credit shall be a rate which shall be 3% plus the rate which would otherwise be in effect.

2.         All interest charged on the Line of Credit shall be calculated daily on the basis of 1/360th of the applicable annual rates.

C.       Advances under the Line of Credit shall be evidenced by a promissory note in the maximum amount of the Line of Credit (the “Master Note”). The Master Note shall be dated as of the date of this Agreement and shall be due and payable in full on or before May 1, 2011 (the “Line Maturity Date”). Prior to the Line Maturity Date all accrued interest shall be payable monthly commencing on June 1, 2008, and continuing on the first day of each month thereafter. The Master Note shall be in form and substance as the note attached hereto as Exhibit 1.C.

D.       All disbursements made to the Borrower under the Line of Credit shall be entered as debits on the Bank’s records. The Bank shall also record as credits all payments made by the Borrower on the Line of Credit indebtedness. At least once a month, the Bank may render a statement of account showing as of its date the indebtedness owed on the Line of Credit, debited and credited as set forth above. Unless within 30 days of the date of said statement of account the Borrower notifies Bank in writing of an objection to said statement, said statement shall be deemed correct and accepted by the Borrower and conclusively binding upon the Borrower.

E.        The provisions of this paragraph are subject to any funds management agreements or account “sweep” agreements entered into or to be entered into between Borrower and Bank. Duly authorized officers or employees or agents of the Borrower as designated by the Borrower to Bank in writing may from time to time contact a designated officer or employee of Bank, requesting that Bank increase or decrease the total principal amount of the Line of Credit then outstanding not to exceed the amount stated above. Bank shall immediately increase or decrease the principal balance then outstanding under the Master Note. All such requests must be received by the Bank no later than 3:00 p.m. All requests received after that time may be processed as if received the following business day.In the event such a request by the Borrower results in an increase in the total principal amount then outstanding, Bank shall credit the amount of said increase to the Borrower’s checking account maintained with Bank. In the event that such request results in a decrease to the total principal amount then outstanding, Bank shall debit the Borrower’s checking account maintained with Bank and the reduction shall be made to the total principal amount then outstanding on the Master Note.

F.        Bank shall have no obligation to make any advances under the Line of Credit after the Line Maturity Date, or if the Borrower shall be in default under the terms of this Agreement, or if any event shall have occurred which either of itself or with the lapse of time or the giving of notice, or both, would constitute an event of default under this Agreement.

G.       On or before the last day of each month, and at such other times as Bank may request, Borrower shall deliver to Bank a statement, certified by the President or Chief Financial Officer of Borrower, and in such form and containing such information as may be prescribed by Bank, showing the status and value of the Qualified Accounts, the Qualified Royalties and the Qualified Auction Rate Securities as of the last day of the previous month or if specifically requested by Bank as of not more than ten (10) days prior to the date of delivery of such certificate. Borrower shall promptly notify Bank if any Qualified Account, Qualified Royalty or Qualified Auction Rate Security ceases to be qualified. Borrower shall at all reasonable times and from time to time, upon reasonable prior notice, allow Bank, through any of its officers, agents, attorneys, or accountants, to examine, inspect or make extracts from Borrower’s books and records, and to arrange for verification of accounts receivable, under reasonable procedures, directly with account debtors or by other methods. Borrower shall furnish to Bank upon request additional statements of any account, together with all notes or other papers evidencing the same and any guaranty, securities or other documents or information relating thereto; and shall do, make, execute and deliver all such additional and further acts, things, deeds, assurances and instruments as Bank may reasonably require more completely to vest in and assure to Bank its rights hereunder or in any collateral security and to carry into effect the provisions and intent of this Loan Agreement or any other loan document.

H.       The Borrower shall pay to the Bank the following fees with respect to the Line of Credit, which fees shall be fully earned and nonrefundable:

1.        Upon execution and delivery hereof by the Bank, a fee in the amount of $1,500.00.

2.        Upon each anniversary of the date of this Agreement, an annual fee in the amount of $250.00.

2.         LOAN. Borrower agrees to borrow from Bank and Bank agrees to loan to Borrower the sum of Three Million Dollars ($3,000,000.00) (the “Loan”) pursuant to the terms and conditions of this Agreement.

A.        The Loan shall mature and become due and payable in full on May 1, 2011 (the “Loan Maturity Date”).

B.        Prior to the Loan Maturity Date, principal and accrued interest on the Loan shall be due and payable in monthly installments commencing on June 1, 2008, and continuing on the first day of each successive month thereafter, each of which installments shall be an amount equal to $83,333,33. All accrued interest and unpaid principal, if any, shall be due and payable in full on the aforesaid Loan Maturity Date.

B.        The Loan shall bear interest at the rate of 6.75% per annum. Upon the occurrence of and during the continuance of an Event of Default and after the Loan Maturity Date, the Loan shall bear interest at the rate of 9.75% per annum. All interest charged on the Loan shall be calculated daily on a 30/360 day basis.

C.        The Loan shall be further evidenced by a promissory note (the “Loan Note”) in the same form as the Promissory Note attached hereto as Exhibit 2.C.

D.        The Loan may be prepaid, without premium or fee, in whole or in part at any time with partial prepayments in the minimum amount of $10,000.00. All prepayments of principal shall be applied to the payments due in reverse order of maturity commencing with the balance due at maturity.

E.        Proceeds of the Loan shall be disbursed only to repay Borrower’s indebtedness to Wells Fargo Bank.

3.         REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into this Agreement, Borrower represents and warrants as follows:

A.        Borrower is a corporation duly organized and existing under the laws of the State of Minnesota and is duly authorized under all applicable provisions of law to carry on its businesses as and where presently conducted. Borrower has the corporate power to enter into this Agreement and to borrow hereunder.

B.        The making of this Agreement and compliance with the terms hereof by Borrower have been duly authorized by all necessary company action and are not at variance with or in contravention of (i) any provision of the Articles of Incorporation and By-laws of Borrower, (ii) any indenture, contract or agreement to which Borrower is a party or to which it is subject, or (iii) to Borrower’s knowledge, any statute, rule or regulation binding upon Borrower.

C.        Borrower is not a party to any litigation or administrative proceedings, nor to Borrower’s knowledge is any litigation or administrative proceeding threatened against Borrower which would, if adversely determined, cause any material adverse change in Borrower’s financial condition or in the conduct of its business, except as previously disclosed to the Bank in writing prior to the date hereof.

D.        All copies of financial statements, documents, contracts, agreements and assignments which Borrower has furnished to Bank are true and correct in all material respects. There has been no material adverse change in the property or business operations of Borrower since the date of the last financial statement furnished to Bank, except pursuant to the conduct of its ordinary business, and except as shall have been disclosed in writing by Borrower to Bank prior to the date of execution of this Agreement.

E.        Borrower has paid, and will pay when due, all federal, state and local taxes, and will prepare and file returns for accrued taxes on or before the date on which such returns are due, except that Borrower may withhold any such payment if it is contesting same in good faith and by appropriate proceedings and provided the Borrower has established appropriate reserves for payment thereof in accordance with generally accepted accounting practices.

F.         Borrower has filed and will file when due all statements, if any, which it may be required to file under the provisions of any state or federal securities laws or regulations. Borrower is not an “investment company” within the meaning of the Investment Company Act, nor has Borrower engaged in the business of carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

G.        This Agreement is legal, valid, binding upon, and enforceable against Borrower in accordance with its terms.

H.        Borrower owns all of its assets, both real and personal, free and clear of any liens or security interests other than the Permitted Liens set forth in section 5.B of this Agreement.

I.          Borrower is not engaged, and will not engage at anytime hereafter, in any conduct that might constitute a “pattern of racketeering activity” or in any other conduct that would subject its assets to forfeiture.

J.         Borrower is not a party to any litigation or administrative proceeding, nor to Borrower’s knowledge is any litigation or administrative proceeding threatened against it, which in either case (i) asserts or alleges Borrower violated Environmental Laws (as defined below), (ii) asserts or alleges that Borrower is required to cleanup, remove, or take remedial or other responsive action due to the disposal, depositing, discharge, leaking or other release of any solid waste, pollutants, petroleum products, or hazardous substances or materials, or (iii) asserts or alleges that Borrower is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any solid waste, pollutants, petroleum products or hazardous substances or materials by Borrower.

1.        As used in the foregoing paragraph and hereinafter throughout this Agreement, the term “Environmental Laws” shall mean all federal, state, county and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment, solid waste, petroleum products or hazardous substances including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

K.        With respect to any period during which Borrower owned or occupied the real estate it presently owns or occupies, to Borrower’s knowledge no person or entity has stored, deposited, treated, recycled or disposed of on, under, adjacent to, or at any real estate owned or occupied by the Borrower, materials, which if present would require cleanup, removal, payments, or some other remedial action under Environmental Laws.

L.        To Borrower’s knowledge there are not now nor have there ever been, tanks or other containment facilities on, under, adjacent to, or at any real estate presently owned or occupied by Borrower which contained materials which, if present in soils or ground water, would require cleanup, removal or some other remedial action under Environmental Laws except two fuel storage tanks which were removed from the property approximately 25 years ago.

M.       To Borrower’s knowledge, there are no conditions existing currently which would subject Borrower to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to Environmental Laws by Borrower.

N.        Borrower is not subject to any judgment, decree, order or citation related to or arising out of Environmental Laws, and to Borrower’s knowledge it has not been identified or listed as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws.

O.        To Borrower’s knowledge, Borrower has all permits, licenses and approvals required under Environmental Laws with respect to its property or business.

4.          AFFIRMATIVE COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

A.          Financial Statements.

1.          As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, Borrower shall deliver to Bank its financial statements (balance sheet and income statement) for such quarter and for that part of its fiscal year ending on the last day of such quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year and certified as true, correct and complete, subject to review and normal year-end adjustments, by the chief financial officer of the Borrower.

2.          As soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, Borrower shall deliver to Bank its audited income statement for such year and audited balance sheet as of the end of such year setting forth in each case, in comparative form, figures for the preceding fiscal year. All statements are to be prepared in accordance with generally accepted principles of accounting applied on a consistent basis, and year end statements are to be certified by independent certified public accountants of recognized standing selected by Borrower and acceptable to Bank.

3.          Upon request by Bank, Borrower shall deliver to Bank accounts receivable aging reports showing the aged status of all of its accounts receivables as of the last day of the month preceding the month in which such request is received.

4.          Bank may at any time, and without notice to or consent of Borrower, deliver to any participant or potential participant in the credit facilities provided pursuant to this Agreement copies of all financial statements, reports, or any other documents delivered to Bank hereunder.

B.       Certification of No Default. Together with each of the quarterly financial statements year-end financial statements to be provided pursuant to Section 4.A above, Borrower shall deliver to Bank a certificate signed by the President or Chief Financial Officer of Borrower stating that he or she has no knowledge of any Events of Default which have occurred under this Agreement or of any matters which would with the passage of time or the giving of notice, or both, constitute an Event of Default hereunder, or if he or she shall have obtained knowledge of any such Event of Default or potential Event of Default he or she shall disclose in such statement the Event of Default or potential Event of Default and the nature thereof. Each such certificate shall be dated as of the last day of the period for which it is submitted, and each such certificate shall be in the form of the Compliance Certificate attached hereto as Exhibit 4.B and shall be duly completed to include the information called for therein.

C.       Books and Records. Borrower shall keep proper books of record and accounts and, upon application, give any representative of Bank access during normal business hours to, and permit him or her to examine, any and all books, records and documents in Borrower’s possession relating to the financial affairs of Borrower and to inspect any of its properties.

D.        Insurance. Borrower shall maintain all insurable property, real and personal, owned by it insured at all times against loss or damage by fire or other normally insured hazards through a responsible insurance carrier selected by it in such amounts and to the extent of the coverage as is customary for companies engaged in similar businesses and in similar locations, but in no event shall said insurance be less than that which Bank, in good faith, believes is sufficient and adequate to protect the operating value of the property of Borrower. Bank shall be named in all such insurance policies as mortgagee-secured party-loss payee. Copies of all such insurance policies or certificates evidencing such policies shall be delivered to Bank.

E.        Maintenance. Borrower shall keep its properties whether owned or leased in good condition, repair and working order, ordinary wear and tear and casualty excepted.

F.        Taxes. Borrower shall duly pay and discharge all lawful taxes, assessments and governmental charges upon it or against its properties prior to the date on which penalties are attached thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings by the Borrower and provided Borrower has established appropriate reserves for the payment of said taxes in accordance with generally accepted accounting practices.

G.       Existence. Borrower shall do all things necessary to maintain its corporate existence, to preserve and keep in full force and effect its rights and franchises necessary to continue its businesses and to comply with all applicable laws, regulations and ordinances.

H.       ERISA. With respect to each of its Plans, if any, under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”), Borrower represents, warrants and agrees that except as disclosed to Bank in writing prior to the date hereof:

1.        all funding requirements have been met and will continue to be met on an annual basis;

2.        no “prohibited transactions” have occurred and that none of the transactions which are the subject of this Agreement constitute prohibited transactions under the rulings or regulations of ERISA or the Code;

3.        all such Plans are and will continue to be qualified Plans unless discontinuance will not subject the Borrower to any additional liability;

4.        to Borrower’s knowledge, all reporting and disclosure requirements under ERISA, the Code, and the applicable rulings and regulations have been complied with and will continue to be complied with; and

5.        the current value of each Plan’s benefits guaranteed under Title IV of ERISA does not exceed the current value of such Plan’s assets allocated to such benefits.

I.         Compliance with Environmental Laws. Borrower shall timely comply with all applicable Environmental Laws.

J.        Orders, Decrees and Other Documents. Borrower shall provide to the Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Borrower or any of its subsidiaries or a cleanup, removal, remedial action, or other response by or on the part of the Borrower or any of its subsidiaries under Environmental Laws.

K.       Agreement to Update. Borrower shall advise the Bank in writing as soon as Borrower becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate.

L.        Fair Labor Standards Act. Borrower shall at all times observe and comply with the Fair Labor Standards Act (the “FLSA”) of the United States of America, as amended from time to time, including, without limitation, the FLSA’s minimum wage and overtime requirements. Borrower shall pay all federal and state employee withholding taxes as and when due.

M.      Notice of Default. Promptly upon the occurrence of an Event of Default under this Agreement or the occurrence of any event which either of itself or with the lapse of time or the giving of notice, or both, would constitute an Event of Default under this Agreement, Borrower shall immediately deliver a notice to Bank stating that such an event has occurred, the nature thereof, and any action taken or to be taken by Borrower to cure the same.

N.       Notice of Criminal Proceedings. Within ten (10) days following the commencement of criminal proceedings against Borrower, Borrower shall deliver a notice to the Bank of the commencement thereof and the nature of the charges made against the Borrower.

O.       Depository Accounts. Borrower shall maintain all of its depository accounts at Bank.

5.       NEGATIVE COVENANTS OF BORROWER. Borrower covenants and agrees as follows:

A.       Limitations on Indebtedness. Borrower shall not, without the prior written consent of Bank, create, incur, assume or have outstanding, any indebtedness for money except:

(i)      the Line of Credit and Loan under this Agreement, or any renewals thereof;

(ii)      indebtedness for other borrowings payable to Bank;

(iii)      unsecured current liabilities incurred in the ordinary course of business;

(iv)      indebtedness incurred for the purchase of capital assets provided said indebtedness is secured only by purchase money security interests in the assets so purchased and the aggregate outstanding principal balance of all such indebtedness at any time does not exceed $200,000.00; and

(v)      “earn-out” payments required to be made to the former owners of Mendon Faydan Inc., f/k/a EIS Electronic Integrated Services, Inc. (“EIS”) in connection with Borrower’s purchase of assets from such company.

B.        Limitations on Liens and Encumbrances. Borrower shall not, without prior written consent of the Bank, create, suffer, or permit to be created any new mortgage, pledge, security interest, assignment, encumbrance or other lien upon any property of Borrower, now owned or hereafter acquired, except Permitted Liens. “Permitted Liens” means:

(i)      liens for taxes, assessments or governmental charges that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with generally accepted accounting principles consistently applied;

(ii)      deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)      mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable;

(iv)      easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of the Borrower or materially detracting from the value of the assets of the Borrower;

(v)      liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds, or under tenders, bids, leases or contracts (other than for borrowed money);

(vi)      liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided (i)such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower in excess of those set forth by regulations promulgated by applicable regulatory authorities, and (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution;

(vii)      liens arising from judgments or attachments upon the property of the Borrower provided that the levying or execution thereof will not result in any Event of Default and the validity thereof is being contested by the Borrower in good faith;

(viii)      purchase money mortgages or liens on property securing the purchase price, or financing obtained to pay the purchase price thereof; provided that such liens are limited to the property acquired and do not secure indebtedness other than the purchase price of such property;

(ix)      liens and security interests granted to the Bank; and

(x)      a subordinate security interest in certain assets in favor of the former owners of EIS securing only the “earn-out” payments due them, and provided said security interest is fully subordinated to the Bank’s security interest in such assets pursuant to written agreements executed by such former owners.

C.       Limitations on Mergers, Etc. Borrower shall not, without prior written consent of Bank, merge with or into or consolidate with or into any other company or entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets or business (other than by sales made in the ordinary course of business).

D.       Limitations on Sale-Leaseback. Borrower shall not, without prior written consent of Bank, enter into any agreement providing for the leasing by it of property which has been, or is to be, sold or transferred by it to the lessor thereof.

E.         Limitations on Acquisition, Advances and Investments. Borrower shall not, without the prior written consent of Bank, make any loan or advance to any person, firm or corporation, or purchase or otherwise acquire the capital stock, substantially all of the assets, or the obligations of any person, firm or corporation except (i) obligations of the United States Government or guaranteed by the United States Government, (ii) certificates of deposit and repurchase agreements issued by commercial banking institutions, (iii) prime commercial paper having a rating by Standard and Poor’s of at least P-2, (iv) auction rate securities having a AAA rating by one or more of the major credit rating companies, and (v) advances made to employees and agents in the ordinary course of business, such as travel and entertainment advances or similar items. Nor shall Borrower assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligation of any other person, firm or corporation, except by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

Notwithstanding the foregoing, the Borrower may purchase substantially all of the assets of a company (an “Asset Purchase”) without the prior consent of the Bank if and only if all of the following conditions are complied with and satisfied: (i) the Loan is repaid in full prior to such Asset Purchase; (ii) no Event of Default has occurred and is continuing under this Agreement; (iii) the Asset Purchase is paid for only with Borrower’s cash or Borrower’s capital stock; (iv) the Asset Purchase shall not cause or result in an Event of Default under this Agreement; (v) the purchase price for any one Asset Purchase shall not exceed $8,000,000.00; and (vi) the aggregate purchase prices for all Asset Purchases made in any twelve (12) month period shall not exceed $10,000,000.00.

F.         Debt Service Coverage Ratio. The Debt Service Coverage Ratio for Borrower shall not be less than 1.25 to 1.00 as of March 31, 2008, and as of each successive June 30, September 30, December 31 and March 31 thereafter during the term of this Agreement and any renewals or extensions hereof (each such date being a “date of determination”). The “Debt Service Coverage Ratio” means the relationship, expressed as a numerical ratio, between:

(i)       the Borrower’s Adjusted Net Income for the twelve months ending on the date of determination; and

(ii)       the sum of Borrower’s (a) interest payments and (b) principal payments required on interest bearing debt during the twelve months ending on the date of determination.

1.        The term “Adjusted Net Income” means the net income of the Borrower for the twelve month period ending on the applicable date of determination (i) plus the following amounts to the extent deducted in the determination of Borrower’s net income for such period: (a) interest expense and taxes, (b) depreciation and amortization of all real and personal property, (c) amortization of intangible assets, and (d) all other non-cash expenses, and (ii) minus the following amounts paid by Borrower during such period: (a) dividends and distributions with respect to Borrower’s capital stock, (b) “earn-out” payments made to the former owners of EIS Electronic Integrated Services, Inc. in connection with Borrower’s purchase of assets from such company, and (c) all federal and state income taxes.

2.          All amounts included in the foregoing calculations shall be determined for the periods ending on or about the dates stated and in accordance with generally accepted accounting principles consistent with those followed in the preparation of Borrower’s most recent audited financial statements prior to the date of this Agreement.

G.        Senior Cash Flow Coverage Ratio. The Senior Cash Flow Coverage Ratio for Borrower shall not be greater than 3.5 to 1.0 as of March 31, 2008 and as of each successive March 31, June 30, September 30 and December 31 thereafter during the term of this Agreement and any renewals or extensions hereof.

1.         The “Senior Cash Flow Coverage Ratio” means the relationship, expressed as a numerical ratio, between:

(i)       the sum of Borrower's outstanding Senior Debt as of the date of determination; and

(ii)       the Borrower's Adjusted Net Income (as defined in section 5.H above); in each case, earned, paid, or incurred by the Borrower during the twelve months preceding the date of determination.

2.        The term “Senior Debt” means the sum of all of Borrower’s indebtedness to Bank under this Agreement.

All amounts included in the foregoing calculation shall be determined for the periods ending on or about the dates stated and in accordance with generally accepted accounting principles consistent with those followed in the preparation of Borrower’s most recent audited financial statements prior to the date of this Agreement.

6.         SECURITY.   As security for the repayment of the Line of Credit and the Loan, and any and all other loans to or obligations of Borrower hereunder, including any and all extensions and renewals of any and all of the foregoing (hereinafter referred to as “Obligations”):

A.       Borrower has granted and does hereby grant to Bank a security interest in all of its goods, general intangibles, accounts, deposit accounts, investment property, letter of credit rights, letters of credit, chattel paper and instruments, whether now owned or hereafter acquired, and all additions and accessions to, all spare and repair parts, special tools, equipment and replacements for, all returned or repossessed goods the sale of which gave rise to, and all proceeds and products of the foregoing. The aforesaid security interest shall be a first and paramount lien on the foregoing collateral.

B.        Borrower shall execute and deliver to Bank, or cause to be executed and delivered to Bank, at any time or times at the request of Bank, all agreements, assignments, instruments and documents which Bank may reasonably request in a form satisfactory to it, to further evidence, perfect and maintain the security interests and liens granted or to be granted to Bank in the aforesaid collateral and to fully consummate all of the transactions contemplated hereunder and under any other agreement, instrument or documents hereafter executed by Borrower and delivered to Bank.

7.         DEFAULT. Bank may, at its option, upon the occurrence and during the continuance of any of the following Events of Default, without prior notice to Borrower, immediately terminate Borrower’s right to receive advances under this Agreement and immediately declare the outstanding balances of the Line of Credit and the Loan, together with all interest accrued thereon, to be immediately due and payable, without notice of any kind and notwithstanding anything to the contrary herein contained. The following are Events of Default:

A.       Any representation or warranty made by Borrower in this Agreement, or in any certificate of Borrower furnished to Bank hereunder, shall prove to have been knowingly incorrect in any material respect as of the time when made;

B.       If Borrower shall fail to pay any interest or principal on the Line of Credit or the Loan when due hereunder, or fail to pay when due any principal or interest on any of its other indebtedness, if any, to Bank, whether at maturity or by acceleration or otherwise, and such failure shall continue uncured for a period of five (5) days after the applicable due date;

C.       Borrower shall default in the performance or observance of any covenant or agreement contained in this Agreement or in any other agreement between Borrower and Bank. Notwithstanding the foregoing, a breach in the performance or observance of an affirmative covenant or agreement contained in Section 4 of this Agreement (except sections 4.J, 4.K, 4.L, 4.M, 4.N and 4.O) shall only constitute a default if the breach remains uncured for a period of thirty (30) days after written notice thereof from Bank to Borrower;

D.       Borrower shall:

1.        Apply for or consent to the appointment of a receiver, trustee or liquidator of Borrower or of all or substantial part of the assets of Borrower,

2.       Be unable to, or admit in writing its or his inability to, pay its debts as they mature,

3.       Make a general assignment for the benefit of creditors,

4.       Be adjudicated a bankrupt or insolvent,

5.        File a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against Borrower in any bankruptcy, reorganization or insolvency proceeding, or

6.        Corporate action shall be taken by Borrower for the purpose of effecting any of the foregoing;

E.        A petition for an order, judgment or decree shall be filed, without the application, approval or consent of Borrower, with any court of competent jurisdiction, seeking reorganization of Borrower, or the appointment of a receiver, trustee or liquidator of Borrower or of all or a substantial part of the assets of Borrower, and such petition shall remain undismissed for a period of sixty (60) days;

F.        Borrower shall default in the payment of principal or interest on any obligation (other than Line of Credit or the Loan) for borrowed money having an outstanding balance in excess of $25,000.00 beyond any period of grace provided with respect thereto or in the performance of any other agreement, term or condition contained therein or in any agreement or security interest relating to any such obligation beyond any period of grace provided with respect thereto, if the effect of such default is to cause or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity;

G.       The institution of criminal proceedings against Borrower for which forfeiture of all or a material portion of the Borrower’s assets is a potential penalty;

H.       A final judgment which, together with other outstanding final judgments against it, exceeds an aggregate of $50,000.00 shall be entered against Borrower and remains outstanding and unsatisfied or unstayed after sixty (60) days from the date of entry thereof, unless an appeal has been taken and perfected within the time provided by law and suitable bond has been provided to stay execution of such judgment; or

I.         On or before fifteen (15) days from the date of this Agreement, the Bank shall not have received securities account control agreements from UBS Financial Services, Inc. and Credit Suisse Securities (USA) LLC with respect to the Bank’s security interest in the Qualified Auction Rate Securities held in Borrower’s accounts at each of said companies, which agreements must be in form and substance acceptable to Bank.

In addition to and not in lieu of any other right or remedy it may have at any time, Bank at any time from and after the occurrence of and during the continuance of an Event of Default, may (but it shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which Borrower may be required to do or comply with under this Agreement if Borrower shall fail to do so after the expiration of all applicable cure periods hereunder; and Borrower shall reimburse Bank upon demand for any reasonable cost or expense Bank may pay or incur in such respect, together with interest thereon at the default rate of interest set forth herein for the Line of Credit from the date of such demand until paid. The failure of Bank at any time or from time to time to exercise any right or remedy, whether arising from or by virtue of any event of default or otherwise, shall not constitute a waiver of any such right or remedy and shall not impair the right of Bank to exercise such right or remedy or any other right or remedy thereafter or to insist upon strict performance. No waiver of any right or remedy by Bank shall be valid or effective unless made in writing and signed by an officer of Bank. Any effective waiver of any right or remedy shall not be deemed to constitute a waiver of any other right or remedy then existing or which may thereafter arise or accrue. Upon the occurrence of and during the continuance of any Event of Default, and pursuant to the provisions of this paragraph, Bank may sue to enforce the obligations of Borrower pursuant to this Agreement. Presentment, demand, protest and notice (except as specifically set forth herein) of every kind are hereby expressly waived. Upon the occurrence of an Event of Default described in paragraphs 7.D and 7.E above, Borrower’s right to receive any advances under this Agreement shall immediately and automatically terminate and all of Borrower’s obligations to Bank pursuant to this Agreement shall immediately and automatically mature and become due and payable in full.

8.         CONDITIONS OF DISBURSEMENT. Bank shall be under no obligation to make any advances under the Line of Credit or the Loan pursuant to this Agreement unless the following conditions shall have been fulfilled:

A.       The representations and warranties of Borrower contained herein shall be true in all material respects at the time of the initial advance and at the time of each subsequent advance under this Agreement as though such representations and warranties were made at such time.

B.       Borrower shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

C.       Borrower shall have delivered to Bank copies of its most recent financial statements prepared in accordance with the provisions of Section 4.A of this Agreement.

D.         Prior to the initial advance under this Agreement, Borrower shall have delivered to Bank certified copies of its Articles of Incorporation and By-laws.

E.        Prior to the initial advance under this Agreement, Borrower shall have delivered to Bank certified resolutions of its Board of Directors authorizing its entry into this Agreement and performance of the covenants contained herein unless such resolutions are not required by Borrower’s By-laws.

F.        Prior to the initial advance under this Agreement, Borrower shall have delivered to Bank a certificate of incumbency with respect to the person(s) authorized to execute this Agreement, the Master Note, the Loan Note and all other documents to be executed in connection with the transactions which are the subject of this Agreement.

G.         Prior to the initial advance under this Agreement Borrower shall have delivered to Bank an opinion in writing of Borrower’s legal counsel, which counsel shall be acceptable to Bank, dated on or after the date of this Agreement, to the effect that (i) Borrower is a corporation validly existing under the laws of the State of Minnesota, and has the corporate power and authority to enter into this Agreement and to make borrowings and execute and deliver the Master Note, the Loan Note and other documents as provided for herein; (ii) the making of this Agreement and compliance with the terms hereof by Borrower and the execution and delivery of the Master Note and the Loan Note pursuant hereto are not at variance or in contravention of any provision of the Articles of Incorporation or By-laws of Borrower, or to the attorneys knowledge any indenture, contract or agreement to which Borrower is a party or to which it is subject (or that any such contravention has been appropriately waived), or any statute, rule or regulation binding upon Borrower; (iii) all corporate action necessary to authorize Borrower to enter into this Agreement, to perform its obligations hereunder, and to execute and deliver any and all documents necessary to comply with the provisions of this Agreement has been taken; (iv) the obtaining of the Line of Credit and the Loan hereunder has been authorized and approved by all necessary corporate action; (v) this Agreement, the Master Note and the Loan Note have been duly executed by the Borrower; (vi) this Agreement, the Master Note, and the Loan Note constitute, the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; (vii) no consent of any public body, agency, commission or board is necessary to the making and assumption of obligations hereunder by Borrower except such as may be required by order, decree and the like that are specifically applicable to Borrower and of which counsel has knowledge; and (viii) so far as it is known to such counsel there is no material litigation, and there are no proceedings by any public body, agency, or authority pending against Borrower. The opinion may be subject to customary and usual qualifications acceptable to Bank.

H.        Prior to the initial advance under this Agreement, Borrower shall deliver to Bank a security interest subordination agreement executed by the former owners of EIS whereby their security interest in the Borrower’s assets is fully subordinated to the Bank’s security interest in such assets, which agreement must be in form and substance acceptable to Bank.

9.         MISCELLANEOUS.

A.        The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties hereto and shall extend and be available to any holder of the Master Note and the Loan Note and renewals thereof. Borrower may not assign or otherwise transfer their rights under this Agreement except with the prior written consent of the Bank.

B.       No failure on the part of Bank to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Bank of any right hereunder preclude any other or future exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

C.       The Borrower agrees (i) to pay or reimburse the Bank for all its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement, any other documents prepared in connection herewith, and of any amendments or modifications hereto or thereto, including, without limitation, the fees and disbursements of counsel to the Bank, (ii) to pay or reimburse the Bank for all its reasonable costs and expenses incurred in connection with the collection, enforcement or preservation of any rights of Bank or obligations of Borrower under this Agreement and under any other documents executed pursuant hereto, including, without limitation, fees and disbursements of counsel to the Bank, (iii) to pay, indemnify, and to hold the Bank harmless from, any and all recording and filing fees and taxes and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (excluding income and franchise taxes and taxes of a similar nature), if any, which may be payable or determined to be payable in connection with the execution and delivery and recordation or filing of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect to, this Agreement and any other documents executed pursuant to this Agreement, and (iv) to pay, indemnify, and hold the Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and of any other documents executed pursuant to this Agreement (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder with respect to indemnified liabilities arising from the willful misconduct of the Bank. The agreements in this subsection shall survive repayment of the Line of Credit and the Loan and all other amounts payable hereunder and shall also survive the entry of any judgment in favor of Bank and against Borrower with respect to any of the obligations which are the subject of this Agreement.

Borrower agrees to pay or reimburse Bank for all Bank’s reasonable costs and expenses, including without limitation reasonable fees and disbursements of counsel to the Bank, incurred in connection with the enforcement or collection of any judgment obtained by Bank against Borrower with respect to the obligations which are the subject of this Agreement. It is the intention and agreement of the parties to this Agreement that the Borrower’s aforesaid agreement in this paragraph (i) shall survive the entry of any judgment against Borrower relating to Borrower’s obligations to Bank which are the subject of this Agreement, (ii) shall not be merged into any such judgment, (iii) may be separately enforced and realized upon in any manner permitted by law, and (iv) may be the subject of a separate additional judgment against Borrower.

D.       In the event that any date provided herein for any payment by Borrower shall be a Saturday, Sunday, or legal holiday, such payment date shall be deemed to be the next business day following such Saturday, Sunday or legal holiday.

E.        All payments of interest and principal on the Line of Credit and the Loan, when due pursuant to this Agreement or the promissory notes evidencing the same, may be automatically charged by the Bank to Borrower’s depository accounts maintained at the Bank.

F.        All representations and warranties made herein shall survive the extension of any advance under this Agreement and the execution and the delivery of the notes or renewals thereof.

G.       All notices, statements, requests and demands herein provided for shall be deemed to have been given or made as follows:

1.        in the case of Borrower (i) upon being personally delivered to any officer of the Borrower having an office at Borrower’s following address, (ii) three days after being deposited in the U.S. mails, postage prepaid, addressed to Borrower at 1600 University Avenue West, 500 Spruce Tree Centre, St. Paul, MN 55104, (iii) one day after being delivered to a private delivery service for next business day delivery to the aforesaid address, charges prepaid, or (iv) the day when sent by facsimile transmission to Borrower at (651) 603-7765 upon the receipt of a delivery confirmation and upon the deposit of a copy of same in the U.S. mails addressed to Borrower as set forth in (ii) above.

2.          in the case of Bank (i) upon being personally delivered to any commercial lending officer of the Bank having an office at the Bank’s following address, (ii) three days after being deposited in the U.S. mails, postage prepaid, addressed to Bank at 401 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, Attention: Patrick Pfersch, Vice President, (iii) one day after being delivered to a private delivery service for next business day delivery to the aforesaid address, charges prepaid, or (iv) the day when sent by facsimile transmission to Bank at (414) 283-2300 upon the receipt of a delivery confirmation and upon the deposit of a copy of same in the U.S. mails addressed to Bank as set forth in (ii) above.

H.       This Agreement shall be deemed to be a contract made under the laws of the State of Wisconsin and shall be construed and enforced in accordance with the laws of said State.

I.         Borrower hereby irrevocably submits to the jurisdiction of any Wisconsin or federal court sitting in Milwaukee, Wisconsin over any suit, action or proceeding arising out of or relating to this Agreement, the Line of Credit and the Loan. Borrower hereby waives any right to object to the location of venue in any Wisconsin or federal court sitting in Milwaukee, Wisconsin, concerning any suit, action or proceeding arising out of or relating to this Agreement, the Line of Credit and the Loan and waives any objection which it may have at any time to the laying of venue in any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over the Borrower.

J.    WAIVER OF JURY TRIAL: BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND TO ANY OF THE DOCUMENTS RELATING HERETO, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

IMAGE SENSING SYSTEMS, INC.
A Minnesota corporation

By:	/s/ Gregory R. L. Smith
Gregory R. L. Smith, Treasurer and Chief Financial Officer

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Patrick Pfersch
Patrick Pfersch, Vice President

EXHIBIT 1.C

PROMISSORY NOTE

(Line of Credit)

$5,000,000.00	Milwaukee, Wisconsin

FOR VALUE RECEIVED and to evidence disbursements to the undersigned of sums pursuant to a certain Loan Agreement dated even date between the undersigned and the payee hereof (the “Loan Agreement”), the undersigned promises to pay to the order of ASSOCIATED BANK, NATIONAL ASSOCIATION, at its office at 401 East Kilbourn Avenue, Milwaukee, Wisconsin, the sum of Five Million Dollars ($5,000,000.00) lawful money of the United States of America, or so much as may be outstanding, together with interest on the sum owing and unpaid thereon from time to time, all in accordance with the terms, provisions, agreements and conditions of said Loan Agreement, all of which by this reference are incorporated herein as though herein set forth at length.

In the event of default, then the outstanding balance of the principal as well as the unpaid interest thereon, at the option of the holder, shall become due and payable immediately without notice regardless of the date of maturity. Failure at any time to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

All makers, endorsers, sureties and guarantors hereof waive presentment, protest, demand and notice of dishonor, and agree, that without affecting the liability of any of them, the holder may, without notice renew or extend the time for payment, accept partial payment, release or impair any collateral security for the payment of this note, or agree not to sue any party liable on it.

This Note is subject to the terms and conditions of the aforesaid Loan Agreement.

WAIVER OF JURY TRIAL: BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE LOAN AGREEMENT AND TO ANY OF THE DOCUMENTS RELATING THERETO, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Executed as of the 1st day of May, 2008.

IMAGE SENSING SYSTEMS, INC.
A Minnesota corporation

By:
Gregory R. L. Smith, Treasurer and Chief Financial Officer

EXHIBIT 2.C

PROMISSORY NOTE

(Loan)

$3,000,000.00	Milwaukee, Wisconsin

FOR VALUE RECEIVED and to evidence disbursements to the undersigned of sums pursuant to a certain Loan Agreement dated even date between the undersigned and the payee hereof (the “Loan Agreement”), the undersigned promises to pay to the order of ASSOCIATED BANK, NATIONAL ASSOCIATION, at its office at 401 East Kilbourn Avenue, Milwaukee, Wisconsin, the sum of Three Million Dollars ($3,000,000.00) lawful money of the United States of America, or so much as may be outstanding, together with interest on the sum owing and unpaid thereon from time to time, all in accordance with the terms, provisions, agreements and conditions of said Loan Agreement, all of which by this reference are incorporated herein as though herein set forth at length.

In the event of default, then the outstanding balance of the principal as well as the unpaid interest thereon, at the option of the holder, shall become due and payable immediately without notice regardless of the date of maturity. Failure at any time to exercise this option shall not constitute a waiver of the right to exercise the same at any other time.

All makers, endorsers, sureties and guarantors hereof waive presentment, protest, demand and notice of dishonor, and agree, that without affecting the liability of any of them, the holder may, without notice renew or extend the time for payment, accept partial payment, release or impair any collateral security for the payment of this note, or agree not to sue any party liable on it.

This Note is subject to the terms and conditions of the aforesaid Loan Agreement.

WAIVER OF JURY TRIAL: BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE LOAN AGREEMENT AND TO ANY OF THE DOCUMENTS RELATING THERETO, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Executed as of the 1st day of May, 2008.

IMAGE SENSING SYSTEMS, INC.
A Minnesota corporation

By:
Gregory R. L. Smith, Treasurer and Chief Financial Officer

EXHIBIT 4.B

COMPLIANCE CERTIFICATE

Pursuant to Section 4.B of the Loan Agreement dated as of the 1st day of May, 2008, (as the same may be amended or otherwise modified from time to time being the “Loan Agreement”; the terms defined therein being used herein as therein defined) by and between Image Sensing Systems, Inc. (the “Borrower”) and Associated Bank, National Association (the “Bank”), the undersigned certifies to the Bank as follows:

1.          The financial statements of the Borrower attached hereto for the period ending ________________________, 20__ (the “Financial Statements”) have been prepared in accordance with the requirements of Section 4.A of the Loan Agreement.

2.          The representations and warranties contained in Section 3 of the Loan Agreement are true and correct as of the date hereof as though made on that date.

3.          As of ___________, 20___, (the “Reporting Date”) the undersigned has no knowledge of any Event of Default (as set forth in section 7 of the Loan Agreement) which has occurred and is continuing as of the date hereof [except (described here any exception to the foregoing and the action which the undersigned proposes to take with respect thereto)].

4.          As of the Reporting Date:

A.         The Debt Service Coverage Ratio (determined pursuant to section 5.F of the Loan Agreement) is required to be not less than 1.25 to 1.00; the actual Debt Service Coverage Ratio, as so determined, is _____ to 1.00 as of such Reporting Date.

B.         The Senior Cash Flow Coverage Ratio (determined pursuant to section 5.G of the Loan Agreement) is required to be not greater than 3.5 to 1.0; the actual Senior Cash Flow Coverage Ratio, as so determined, is _____ to 1.0 as of such Reporting Date.

Dated _______________________________, 20_____.

Name:
Title: